EXHIBIT 10.12

OPERATING AGREEMENT

OF

PEPPER LANE NORTH, LLC

This Operating Agreement is made and entered into among the members of the Pepper Lane North, LLC, a Nevada limited liability company (“Company”), DEP NEVADA INC, a Nevada public corporation, and LIVFREE WELLNESS LLC, a Nevada Limited Liability Company, collectively the “Members” and each individually a “Member”, as of December 6, 2017 (the “Effective Date”), in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are acknowledged.

ARTICLE I

THE COMPANY

Section 1.01. Formation. The Company was formed and created by filing the Articles of Organization in the office of the Secretary of State of Nevada in accordance with Nevada State laws. The parties execute and deliver this Agreement to provide for the regulation of the internal affairs of the Company and otherwise govern their relationship with one another with respect to the Company and the Company’s properties and activities.

Section 1.02. Name. The business of the Company shall be conducted in the name of PEPPER LANE NORTH, LLC or any reasonable variation thereof. Nevertheless, except to the extent prohibited by applicable law, the Company may conduct business under such other fictitious name or names as may be selected by the Managers, as defined in Section 4.01.

Section 1.03. Definitions. Unless and except to the extent otherwise specifically parenthetically defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings ascribed to such terms as set forth within this agreement.

Section 1.04. Purposes. The principal purposes for which the Company is formed are to conduct the Business, to purchase, acquire, own, hold, develop, improve, operate, use, lease, rent, sell, exchange and transfer property, real and personal, tangible and intangible, in connection with or related to the ownership and operation of the Business, and to engage in any and all activities related thereto. The enumeration of purposes in this Section 1.04, however, shall not be construed as limiting or restricting the authority of the Company, but the Company shall be authorized to engage in any business or activity not forbidden by Nevada State law.

Section 1.05. Powers. The Company shall have all powers now or hereafter conferred upon limited-liability companies by the laws of the State ofNevada.

Section 1.06. Tax Status. Although the Company was formed as a limited-liability company pursuant to the provisions of Nevada law, it is the intention of the Members that the Company shall always be operated in such a manner that the Company will be treated as a partnership for federal and state income tax purposes.

Section 1.07. Duration. The Company shall have perpetual existence commencing on the Effective Date, unless sooner dissolved in accordance with this Agreement.

Section 1.08. Agent for Service of Process. The name, street address and mailing address of the initial agent for service of process upon the Company are:

________________________

________________________

________________________

The Managers may change the location of the Company’s registered office or change the Company’s resident agent, or both, at any time by filing a certificate with the Secretary of State of Nevada, without the necessity of amending this Agreement.

Section 1.09. Records Office. The address of the initial office where the records of the Company will be maintained as required by Nevada law is 3373 Pepper Lane, Las Vegas NV 89120. The Managers may change the Company’s records office at any time, without the necessity of amending this Agreement.

Section 1.10. Places of Business. The Company may maintain such other offices and places of business, in addition to those designated in the preceding Sections 1.08 and 1.09, as the Manager may, from time to time, deem advisable.

ARTICLE II

MEMBERS AND THEIR CONTRIBUTIONS

Section 2.01. Members. The Company shall have one (1) class of Membership Interests.

(a) The percentage interests of the Members are as set forth in Schedule A, attached hereto, and incorporated herein by this reference, which schedule may be amended from time to time to reflect changes in the Members and percentage interests. The Members shall make such capital contributions pursuant to the terms and conditions of this Agreement.

(b) No other person may be admitted as a Member of the Company unless and except to the extent unanimously (100%) approved by the Members.

Section 2.02. Capital Accounts. A separate Capital Account shall be established for each Member, to which there shall be credited each Member’s contributions to the Company and each such Member’s allocable share of Profits and to which there shall be debited each such Member’s share of Losses, all of which shall be maintained and adjusted in accordance with Exhibit B annexed to this Agreement so as to comply with IRC §704.

Section 2.03. Initial Capital Contribution. The names and Initial Capital Contributions of the Members are:

NAME	INITIAL CAPITAL CONTRIBUTION

DEP Nevada, Inc.*	$500,000 Cash $300 000 Cash Payment towards Licenses value $800,000 Total Contribution

LivFree Wellness, LLC**	$500,000 Cash $300 000 I /2 value of State/County MME Cultivation License
$800,000 Total Contribution

*DEP Nevada shall pay $300,000 as payment for Vz of the value of the MME Cultivation license.

**LivFree Wellness shall contribute a State & County MME Cultivation License valued at $600,000.

Section 2.04. Secondary Capital Contributions. Secondary Capital Contributions will be necessary to fund construction and business start-up. The contribution dates and amounts are as follows:

January I, 2018 DEP Nevada, Inc.	$1,000,000
LivFree Wellness, LLC	$1,000,000

April 1, 2018 DEP Nevada, Inc.	$850,000
LivFree Wellness, LLC	$850,000

Section 2.05. Additional Capital Contributions.

(a) Upon consent of 75% of the Managers, the Company may reasonably determine, in good faith, that additional funds are required or necessary to satisfy any such financial obligation of the Company, then the Managers making this determination shall notify the Members by delivering a notice to all Members of the need of additional funding (“Capital Requirement Notice”) and all Members shall contribute to the Company such amount as may be so required and necessary. The Members shall make such additional capital contributions in the same proportion to the total additional capital contribution required that its then-existing respective Percentage Interest bears to the combined Percentage Interests of all Members. All contributions shall be made within ten (10) days after delivery of the Capital Requirement Notice.

(b) If only some Members provide an additional capital contribution as and when required pursuant to Section 2.04 or Section 2.03 (a), such Member(s) shall be deemed to be a Contributing Member, and the Member(s) which fail to timely provide any additional capital contribution as and when so required shall be deemed to be a Defaulting Member(s). In such an event (i) the Contributing Members’ Capital Account shall be appropriately increased by the amount of the capital contribution so made. The Defaulting Members’ Percentage Interest shall be correspondingly decreased; and Distributable Cash shall thereafter be preferentially allocated and distributed to the Contributing Member(s) in accordance with Section 3.05 (a)(2), but no such preferential distribution shall affect or result in any adjustment of Percentage Interests of the Members.

(c) If any Member fails to timely make an additional capital contribution as and when required pursuant to Section 2.04 or Section 2.03 (a) and becomes a Defaulting Member, the Contributing Member may, at its sole discretion, but shall not be required to, advance the Defaulting Member’s share of capital required to be contributed to the extent any such amount is not contributed by such Defaulting Member. Each such advance on behalf of a Defaulting Member shall be deemed to be a loan to the Defaulting Member, which loan shall bear interest at the Default Rate until paid, and which loan shall be deemed to be secured by a security interest in, and a first and paramount lien upon, the Defaulting Member’s interest in the Company.

(d) The members shall, upon the vote, approval, or consent of 75% of the Managers, have the option to make such additional contributions in the form of a loan to the company as opposed to a capital contribution. Any loan shall provide for a per annum interest rate which conforms to Internal Revenue Regulations.

Section 2.06. No Return of Capital Contributions. Except as otherwise provided herein, no Member shall be entitled to demand or receive the return of any capital contribution made by such Member.

Section 2.07. No Interest on Capital. No Member shall be entitled to interest on such Member’s Capital Account.

Section 2.08. Member Loans. Notwithstanding anything to the contrary contained in or inferable from Section 4.13 or any other provision of this Agreement, or any right or privilege otherwise afforded by law, except to the extent provided in Section 2.05 (c) of this Agreement, no Member and no affiliate of any Member may loan any money or property to or for the benefit of the Company, unless such loan has been unanimously approved by all of the Managers.

Section 2.09. Permitted Guaranties. No Member or affiliate of a Member shall be obligated to guaranty or otherwise assure payment of any obligation to or for the benefit of any lender, creditor, landlord, lessor, vendor or licensor of the Company or any other person in contractual privity with the Company.

Section 2.10. Nature of Member’s Interest. The interests of the Members in and of the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company; and no Member shall have any right, title or interest in or to any Company property or any right to partition any property owned by the Company.

ARTICLE III

PROFITS AND LOSSES; TAX CREDITS; AND CASH DISTRIBUTIONS

Section 3.01. Fiscal Year. The fiscal year of the Company shall be the calendar year.

Section 3.02. Profits and Losses - Operations. All Profits and Losses derived from the business operations and regular activities of the Company shall be allocated among the Members in accordance with their respective Percentage Interests. The Members agree that, initially, prior to any adjustment, each Member’s respective Percentage Interest is the percentage set forth opposite its name, on Schedule A.

Except to the extent otherwise provided in this Article III, every item of income, gain, loss, expense or other deduction entering into the computation of Profits and Losses, and every tax credit and similar credit available for the fiscal year during which Profits or Losses were realized, shall be allocated to each Member in the same proportion that Profits and Losses are cumulatively allocated to each Member for such fiscal year.

Section 3.03. Special Allocations.

(a) Company Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section, if there is a net decrease in Company Minimum Gain during any taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704- 2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member under this Section. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-20)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently with such Regulation.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member under this subsection. The items to be so allocated shall be determined in accordance with Sections 1.704- 2(i)(4) and 1.704-20)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently with such Regulation.

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Sections l.704-l(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member, in an amount sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section shall be made only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section have been tentatively made as if this were not in the Agreement.

(d) Gross Income Allocation. Ifany Member has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation sections 1.704- 2(g)( l) and l.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section have been made as if this Section and related Section were not in the Agreement.

(e) Company Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated to the Members in proportion to their Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year shall be allocated to the Member who bears the risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section l.704-2(i)(l) of the Regulations.

(g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Sections l.704-l(b)(2)(iv)(m)(2) or (4) of the Regulations, to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his or her interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Sections of the Regulations.

(h) Allocations Relating to Taxable Issuance of Membership Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of a Percentage Interest by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

Section 3.04. Gains and Losses - Sale Outside Ordinary Course. Notwithstanding the provisions of Section 3.02, gains, losses and recapture of expenses and credits realized by the Company upon the sale, exchange or other disposition of all or substantially all of the assets in a single transaction or series of transactions shall be allocated in the following manner:

(a) In the event any Member has a deficit balance in such Member’s Capital Account, there shall be allocated to each such Member a proportionate share of gain (but not loss) derived from the disposition of assets of the Company determined by multiplying (i) the amount of such gain up to but not exceeding an amount equal to the total of all deficit Capital Account balances; by (ii) a fraction, the numerator of which shall be such Member’s deficit Capital Account balance and the denominator of which shall be the total of all deficit Capital Account balances.

(b) The balance of any realized gain of the Company shall be allocated among the Members in accordance with their respective Percentage Interests.

(c) Any realized loss of the Company shall be allocated among the Members in accordance with their respective Percentage Interests.

Section 3.05. Cash Distributions.

(a) Except as otherwise provided in Section 3.06, the Managers, upon approval, vote, or consent of 75% of the Managers, shall distribute cash other than from the dissolution of the Company in the following order and priority:

(1) first, subject to the limitations of subsection (b) below, to the Members in proportion to the Capital Contributions made by such Members until the cumulative distributions are equal to such Member’s Capital Contribution exclusive of such additional capital contributions made pursuant to Section 2.05 (b) or (c);

(2) second, subject to the limitation of subsection (b) below, until all Contributing Members have received a cumulative amount equal to the total of all additional capital contributions made pursuant to Section 2.05 (b) or (c), all cash shall next be allocated and distributed to each Contributing Member in the same proportion that its respective additional capital contributions bear to the total of all such additional capital contributions of all Contributing Members.

(3) third, subject to the limitation of subsection (b) below, after all Members have received the amounts to which they are entitled pursuant to Section 3.05 (a)(l) and after all Contributing Members have received the amounts to which they are entitled pursuant to this, all cash shall be distributed to the Members in accordance with their Percentage Interests, as adjusted. However, any amount which would otherwise, but for this sentence, be distributable pursuant to this sub-subsection to a Defaulting Member whose loan from a Contributing Member remains outstanding shall be remitted to the Contributing Member until the Defaulting Member’s loan (principal and interest) has been repaid. For accounting and tax reporting purposes, such remittance shall nevertheless be treated as a distribution to the Defaulting Member with a contemporaneous and concomitant payment by the Defaulting Member to the Contributing Member (applying such deemed payment first to accrued interest and then to principal).

(b) Notwithstanding the foregoing, unless 75% of the Managers agree, there shall be no distributions, and the Managers are hereby prohibited from making any distributions, to the Members other than distributions to enable the Members to pay their taxes pursuant to Section 3.05(a)(l) of this Agreement.

Section 3.06. Distributions Upon Dissolution. In connection the dissolution of the Company within the contemplation of Section 8.01, the money and other property of the Company shall be distributed and applied in the following order of priority:

(a) first, to the payment of debts and liabilities of the Company (including all expenses of sale) including all unpaid fees and other amounts owed to the Members and their affiliates;

(b) second, to the setting up of any reserves which are reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Company; and

(c) third, if Contributing Members have not yet received amounts to which they are entitled pursuant to Section 3.05(a)(2), money and other property shall be distributed to each Contributing Member in the same proportion that such Contributing Member’s additional capital contributions bears to the total of all additional capital contributions of all Contributing Members until all Contributing Members have cumulatively received a cumulative total amount which is equal to the total of all additional capital contributions made pursuant to Section 2.05(b) and/or (c), taking into account distributions pursuant to Section 3.05(a)(2).

(d) fourth, to the Members proportionately in accordance with the amounts of their respective positive Capital Accounts, as adjusted.

ARTICLE IV

MANAGEMENT

Section 4.01. Appointment and Replacement of Managers.

(a) The management of the Company shall be vested in four (4) managers (each a “Manager” and collectively the “Managers”), who or which are designated by the Members. Each Member of the Company having at least 50% of the Company’s total Membership Interest shall have the right to designate and appoint two (2) Managers.

(b) The names of the person( s) initially appointed to serve as the Manager are:

LivFree Wellness LLC Designee Steve Menzies
LivFree Wellness LLC Designee Don Forman
DEP Nevada, Inc. Designee _____________________
DEP Nevada, Inc. Designee _____________________

(hereinafter “Manager or Managers”)

(c) Generally, a Manager may resign and decline to serve as the Manager at any time or for any reason.

(d) Each designated Manager may only be removed at the sole discretion of the Member who designated and appointed that respective Manager.

(e) A Manager shall remain in office until such Manager dies, becomes incompetent, resigns (provided resignation is permitted pursuant to subsection (c) above) or is removed from office (in accordance with subsection (d) above). If any Manager dies, becomes incompetent, resigns or is removed from office, then the Member who designated and appointed such Manager will designate and appoint a new Manager.

(d) The Members need not amend this Agreement to reflect changes of Managers, but all such changes shall be made by filing a list with the Secretary of State of Nevada.

Section 4.02. Authority and Powers of Managers.

(a) Except to the extent otherwise set forth in Section 4.04 or any other provision of this Agreement, the Managers shall have full, complete, and exclusive authority to manage all business and activities of the Company. Any vote, decision, or consent of 75% or greater of the Managers shall be the decision of the Company.

(b) The Managers, on behalf of the Company, shall have any and all powers to do and perform any and every act required, necessary, proper, suitable, desirable or convenient to further any legitimate purpose of the Company, subject always to the duties imposed upon the Manager pursuant to Section 4.03 of this Agreement and subject always to the faithful discharge of fiduciary obligations owed by the Managers to the Company.

Section 4.03. Duties of Manager.

(a) Each Manager shall take all actions necessary, appropriate or desirable, subject to the availability of funds, as efficiently and expeditiously as may be commercially feasible under the circumstances. Each Manager shall devote such time and such effort as may be reasonably necessary for Company purposes; provided, however, no Manager shall owe the Company or any of its Managers or Members any fiduciary duty in the performance of any obligation as Manager set forth herein and no provision of this Agreement shall be deemed to establish any such fiduciary duty owed on the part of any Manager.

(b) Specifically, without limiting the generality of the obligations set forth in Section 4.03 (a), each Manager shall provide to the Company the following services in the name of and on behalf of the Company and at the expense of the Company (without any obligation therefore being imposed upon any Member):

(1) The Managers shall provide all financial, accounting, marketing, advertising, reservations, human resources and risk management services required and necessary in the operation of the Business.

(2) If the Managers find it necessary, the Managers shall procure the services of senior management personnel to the extent reasonably required to enable the Company to properly and efficiently conduct its Business.

(3) The Managers shall obtain and keep in full force and effect all certificates, licenses, approvals, and permits as may be required for the operation of the Business; and shall comply with any conditions or requirements set out in any such licenses and permits and at all times to operate and manage the Business in accordance with such conditions and requirements.

(4) The Managers shall obtain and maintain such supplies and equipment as may be reasonably necessary or appropriate for the operation of the Business.

(5) The Managers shall hire all employees of the Company for and on behalf of the Company and shall hire, supervise, direct, discharge and determine the compensation, other benefit and terms of employment of the Company’s personnel. The Managers will be the sole judge of the fitness and qualifications of such personnel and is vested with absolute, unfettered and unrestricted discretion in hiring, supervising, directing, discharging and determining the compensation, other benefits and terms of employment of such personnel. The Managers shall obtain and maintain adequate workers’ compensation insurance coverage with respect to all Company personnel. The Managers shall immediately notify all Members if any labor union to organize employees of the Business.

(6) The Managers shall make or cause to be made all repairs, replacements, corrections and maintenance of all equipment and other property of the Company and may be required in the normal and ordinary course of operation of the Business. In conjunction therewith, the Managers are authorized to make and enter into in the name of, for the account of and at the expense of the Company, all such contracts and agreements as may be reasonably necessary for the repair and maintenance of such equipment and other property and to cause the same to be paid when due.

(7) The Managers shall procure and maintain insurance in such amounts and coverage as may be reasonably necessary and appropriate, consistent with industry standards, in the operation of the Business.

(8) The Managers shall comply with any and all laws, orders or requirements of any state, county or municipal agency affecting the Business.

(9) Every person who or which agrees to serve as a Manager of the Company shall ipso facto be deemed to have assumed each and all of the obligations imposed by, and to have agreed to be bound by each and all of the obligations of this Section.

Section 4.04. Limitations Upon Authority of Manager.

(a) Notwithstanding the general authority and power of Managers, no Manager is authorized to perform any of the following actions unless such action has been recommended by the Manager and unanimously approved or consented to unanimously (100%) by the Members:

(1) perform any act in contravention of the Articles or this Agreement;

(2) confess any judgment against the Company in an amount in excess of$50,000;

(3) sell, exchange or otherwise dispose of all or substantially all of the assets of the Company in a single transaction or series of transactions outside the Company’s ordinary course ofbusiness;

(4) encumber all or substantially all of the assets of the Company in a single lending transaction or a series of lending transaction outside the Company’s ordinary course of business;

(5) guarantee or otherwise assure the payment or performance of any obligation of any other person;

(6) admit any person not identified in this Agreement as a Member of the Company;

(7) redeem or purchase any Member’s interest in the Company other than;

(8) distribute money to any Member which is not precisely proportionate (based upon the Member’s respective Percentage Interests) to a contemporaneous distribution of money to the other Member;

(9) distribute property, real or personal, tangible or intangible, to any Member;

(10) dissolve the Company;

(11) merge or consolidate the Company with any other person;

(12) accept any loan to the Company by any Member except as expressly permitted by Section 2.08 of this Agreement;

(13) execute or perform any contract with, participate in any transaction with, or pay any money to, a Manager or Member or any affiliate of a Manager or Member, other than as expressly permitted by this Agreement;

(14) provide indemnification to any Manager or Member;

(15) compromise or settle any, pending, threatened or completed action, suit or proceeding by or in the right of the Company (i.e. a derivative action); or

(16) make any distribution to any Member without a corresponding distribution to the other Member in accordance with their Percentage Interest.

Section 4.05. Voting of Managers; Meetings; Written Consents.

(a) Each Manager shall have one vote. While four persons are serving as Managers, the vote of75% of the Managers shall be determinative.

(b) Meetings of the Managers may be called by any Manager. Notice of each such meeting shall be given (in accordance with Section 11.01 of this Agreement) to each Manager at least seventy-two hours before the time of the meeting, unless a longer notice period is established by the Managers. No actions other than those specified in the notice may be considered at any special meeting. Any Manager may waive notice of any meeting in writing before, at, or after such meeting. The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called. The presence of 4 Managers shall constitute a quorum. If, at any meeting of the Managers, a quorum is not present, the Manager or Managers who or which are present may adjourn the meeting, from time to time, until a quorum is present and no notice of adjournment shall be required.

(c) Notwithstanding anything to the contrary contained in or inferable from this Section 4.05, any action which is required or permitted to be taken by the Managers at a meeting may be taken without a meeting, if the action is consented to or approved by 75% of the Managers. If any action of the Managers is taken by written consent or approval, a meeting of the Managers need not be called or noticed.

Section 4.06. Exculpation from Liability for Acts or Omissions. No Member, Manager, affiliate thereof, or any of their respective shareholders, directors, officers, partners, members, managers, trustees, beneficiaries, employees or personnel shall be personally liable or responsible to any third person for any indebtedness, obligation or liability of the Company.

Section 4.07. Indemnification. Notwithstanding anything to the contrary contained in to the Company’s Articles or any provision of law, the Company, upon approval, vote, or consent of75% of the Managers, shall indemnify any Member, Manager, affiliate thereof, or any employee, agent and representative of the Company or any of their respective shareholders, directors, officers, partners, members, agents, employees, and personnel (collectively “indemnities” and singularly “indemnitee”) who was or is a party or is threatened to be made a party to any pending, threatened or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

Section 4.09. Manager Compensation. No Manager shall be entitled to any compensation by the Company, except as approved, voted, or consented to by 75% of the Managers. Any such compensation authorized by 75% of the Managers shall be pursuant to a separate written agreement between the Company and the Manager receiving such compensation.

Section 4.10. Reimbursement of Expenses. Upon approval, vote, or consent of 75% of the Managers, each Manager shall be entitled to receive out of Company funds reimbursement of all ordinary and necessary business expenses reasonably and actually incurred, in good faith, and on behalf of the Company specifically and exclusively attributable to the Business. However, no such reimbursement shall be duplicative of any other payment to such Manager or affiliate pursuant to any other agreement or arrangement.

ARTICLE V

RESTRICTIONS UPON ASSIGNMENT OF MEMBERSHIP INTERESTS

Section 5.01. Consequences of Assignment.

(a) For purposes of this Article V, the term, “assignment” shall mean and shall be interpreted, to include, in the broadest possible sense and shall include, without limitation, any one or more of the following actions, events or circumstances, whether purported, attempted or consummated:

(1) Any sale, exchange, assignment, conveyance, alienation or other transfer of all or any portion of any Member’s interest in the Company.

(2) Any mortgage, transfer in trust, pledge, collateral assignment, grant of security interest, encumbrance of any Member’s interest in the Company; and any anticipation or borrowing against any Member’s interest in the Company.

(3) Any attachment, execution, garnishment, lien, levy, seizure, forfeiture, apprehension, confiscation or similar procedure by which all or any portion of a Member’s interest in the Company is taken or held to satisfy or secure the satisfaction of any judgment, debt, liability or other obligation of any beneficiary.

(4) Any general assignment for the benefit of creditors by or on behalf of any Member which includes all or any portion of such Member’s interest in the Company.

(5) Any filing by or against any Member of a petition to have such Member adjudged bankrupt or a petition for reorganization or arrangement under any law pertaining to bankruptcy or insolvency as a consequence of which all or any portion of such Member’s interest in the Company becomes subject to the claims of creditors.

(6) Any appointment of a trustee or receiver to take possession of any portion of a Member’s assets which include all or any portion of such Member’s interest in the Company.

(7) Any other event by which, or as a result of which, any person other than a Member may obtain any legal or equitable right, direct or indirect, with respect to all or any portion of any Member’s interest in the Company.

(b) No assignment any portion of a Member’s interest in the Company shall necessarily result in a dissolution of the Company.

(c) Notwithstanding anything to the contrary contained in or inferable from any provision of this Agreement and notwithstanding any right of assignment otherwise afforded by law, no interest in the Company may be assigned in any assignment other than a Permitted Assignment, unless the remaining Member approves of, and consent to, such assignment, in writing, which approval may be arbitrarily given or withheld for any reason or no reason, in the sole, absolute and unrestricted discretion of such remaining Member, and all of the conditions for the assignee to become a Substitute Member pursuant to Section 5.02 of this Agreement have been fully satisfied. Any action which would purport to be an assignment without such approval or without satisfying such conditions shall be absolutely void ab initio and of no force or effect whatsoever; the Company shall be entitled to treat the holder of record of any interest in and of the Company as the holder in fact of such interest, for all purposes and shall not be required to recognize any equitable or other interest therein claimed by any other person, regardless of whether or not the Company has any actual or constructive notice of such claim or interest.

(d) Each Member shall have the right, however, to make an assignment which, when consummated, will constitute a Permitted Assignment but no Permitted Assignment of any portion of any Member’s interest in the Company shall necessarily entitle the Member’s assignee to vote or otherwise participate in the management of the business and affairs of the Company or to obtain any information or account of Company transactions or to inspect Company books. Unless an assignee in a Permitted Assignment becomes a Substitute Member as provided in Section 5.02, such assignment merely entitles the assignee to be allocated and/or receive, to the extent assigned, only the share of Profits, Losses, and distributions to which the assigning Member would otherwise be entitled under the terms of this Agreement and the assigning Member shall be and remain liable and responsible for all of such Member’s obligations pursuant to this Agreement. Nevertheless, any such assignee shall be subject to the provisions of this Agreement with the same effect as if the assignee were a party to this Agreement.

(e) Except to the extent otherwise specifically provided in this Agreement regarding the assignment of an interest with respect to which the assignee has become a Substitute Member, a Member which has purported to assign any of such Member’s interest in the Company in one or more assignments, any of which does not constitute a Permitted Assignment, shall automatically forfeit all rights to vote or otherwise participate in the management of the business and affairs of the Company to obtain any information or account of Company transactions, and to inspect Company books, unless the remaining Member consents, in writing. Absent such consent, the assigning Member shall be deemed to have no interest in the Company for purposes (but only for purposes) of performing acts, executing documents, casting votes, exercising discretion or making designations. Instead, the voting and management participation rights which would otherwise be held by the assigning Member shall be deemed, for such purposes, to be held by no Member, and the rights that would otherwise be ascribed to the assigning Member for such purposes shall belong to the remaining Member, exclusively.

Section 5.02. Substitute Members. No assignee of an interest in the Company shall have any right to become a Substitute Member with respect to such assigned interest unless (i) 75% of the Managers consent, in writing, to such substitution.

Section 5.03. Limitations on Assignment. Notwithstanding anything to the contrary contained in or inferable from any provision of this Agreement, no interest in the Company may be assigned, voluntarily or involuntarily, in an assignment that would or might (i) violate State law (ii) adversely affect the classification of the Company for federal income tax purposes; (iii) result in a termination of the Company or alter the Company’s fiscal year for federal income tax purposes; or (iv) constitute an assignment not permitted by applicable state or federal securities laws. Any action which would purport to be such an assignment shall be absolutely null, void ab initio and of no force or effect whatsoever.

Section 5.04. Timing. Unless otherwise agreed by the assigning Member, the assignee and the Managers, any assignment of an interest in the Company or substitution of a Member made in conformance with this Article shall be effective as of the first day of the calendar month succeeding the month in which the execution and filing of instruments, agreements, certificates, amendments and other documents and the performance of other acts by the assigning Member, the assignee and the Managers are completed and all required approvals of any regulating governmental authorities, if any, have been obtained.

ARTICLE VI

DISSOCIATION

Section 6.01. No Withdrawal. Each Member hereby acknowledges and understands that each and all of the Members have executed and delivered this Agreement based upon the mutual expectation that the Company will continue to exist until the occurrence of an event of dissolution as set forth in Section 8.01 of this Agreement and that each and all of the Members will continue to observe and perform their respective duties and obligations pursuant to this Agreement. Therefore, each Member hereby covenants and agrees that such Member shall not (i) withdraw, retire or resign from the Company or attempt to do so, or (ii) exercise any right or power under any provision of applicable law or otherwise which could possibly cause a dissolution of the Company. Any action which would purport to be a withdrawal, retirement, or resignation shall be absolutely void ab initio and of no force or effect whatsoever.

ARTICLE VII

BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS

Section 7.01. Books and Records. The Company shall maintain full and accurate books of account. These and all other records of the Company shall be kept at the records office of the Company and shall be available for examination by any Member or such Member’s duly-authorized representative at any and all reasonable times during normal business hours.

Section 7.02. Tax Information and Returns. The Managers shall cause each U.S. Partnership Return (Form 1065) and all Schedules K-1 thereto for each fiscal year to be prepared and delivered to each Member within sixty (60) days following the close of the fiscal year to which such Form 1065 and Schedules K-1 relate. The Manager shall cause all tax returns for the Company to be timely filed with the appropriate authorities.

Section 7.03. Optional Basis Adjustment. Inthe event of the transfer of all or any part of an interest of a Member, or upon a distribution of property to a Member, the Managers shall be authorized to adjust the federal income tax basis of Company property in accordance with IRC §754 in the manner provided in IRC §§734 and 743 thereof and the regulations promulgated thereunder. However, notwithstanding an election pursuant to IRC §754 with respect to the interest of any Member, the determination of Profits, Losses, and Capital Account balances shall, for all purposes of this Agreement, be made without taking into account any adjustments resulting from such election, and such adjustment shall only be taken into account on the income tax returns of the Members affected thereby.

ARTICLE VIII

SALE, DISSOLUTION, AND LIQUIDATION

Section 8.01. Dissolution of the Company. The Company shall be dissolved upon:

(a) the sale, exchange or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions;

(b) the unanimous (100%) vote or written consent of all the Members;

(c) any other event causing the dissolution of the Company under Nevada State law.

Section 8.02. Winding Up and Liquidation of Assets. Upon the occurrence of an event of dissolution of the Company pursuant to Section 8.01, the Company’s business shall be wound up and the Managers shall proceed without any unnecessary delay to liquidate and distribute the Company’s property and assets. However, if 75% of the Managers determine that an immediate sale of a portion or all of the Company’s property would cause undue loss to the Members, in order to avoid such loss, the liquidation of such property may be deferred as long as may be reasonably necessary under the circumstances or the Managers may distribute assets in kind, unless otherwise required by the Act or any other applicable law. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Managers. All assets of the Company shall be distributed to the Members in accordance with Section 3.06. Each Member shall only have recourse against Company assets as consideration for such Member’s interest and no Member of the Company shall be personally liable to any other Member for any amounts in excess of such Member’s share of Company assets. Upon complete liquidation and dissolution of the Company, the Members shall cease to be Members of the Company and each and every Manager and Member of the Company shall cease to have any duties or obligations to the Company and the remaining Members.

ARTICLE IX

AMENDMENTS

Section 9.01. Manner of Amendment Generally. Except as otherwise provided in Section 9.02 or 9.03, this Agreement shall not be amended except by written instrument unanimously (100%) approved or consented to by the Members.

Section 9.02. Amendment on Admission of Substitute Member. Amendments to reflect the admission of a Substitute Member shall be adopted if the conditions specified in Section 5.02 have been satisfied; and the amendment shall have been signed by 75% or more of the Managers and by the person to be substituted or added as a Member.

ARTICLEX

GENERAL PROVISIONS

Section 10.01. Notices. Any notice or demand required to be given to any party pursuant to this Agreement shall be in writing and shall be validly served, given, delivered or made if, and only if personally delivered (including delivery by a commercially-recognized courier.

Section 10.02. Computation of Time. In computing any period of time pursuant to this Agreement, the date of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless it is not a business day, in which case the period shall continue until the end of the first business day following such day.

Section 10.03. Binding Effect. The terms, conditions, covenants, and agreements herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

Section 10.04. No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer any rights or remedies upon any person whatsoever other than the parties named herein and their respective heirs, successors, assigns, and legal representatives. Furthermore, no portion of this Agreement is intended to relieve or discharge the obligation of any third persons to any party to this Agreement; and no provision herein contained shall be construed to give any third person any claim, action, or right of subrogation against any party hereto.

Section 10.05. Consents and Approvals. Whenever in this Agreement consent, approval or permission of a person is required, such consent shall be given in writing and no consent shall be unreasonably withheld, conditioned or delayed; except whenever it is provided that a consent may be given or withheld for any reason or no reason.

Section 10.06. No Waiver. The failure of any person to insist, in any one or more instances, upon observance and performance of any provision of this Agreement shall not be construed as a waiver of such provision or the relinquishment of any other right granted herein or of the right to require future observance and performance of any such provision or right. No waiver of any breach of any provision herein contained shall not be deemed to be a waiver of such provision on account of any other breach of the same or any other provision of this Agreement. No provision of this Agreement shall be deemed to have been waived, unless such waiver be in writing and signed by the person sought to be charged with a waiver of such provision.

Section 10.07. Construction.

(a) The captions, numbers, and letters of the various articles, sections, subsections, paragraphs, subparagraphs or clauses appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such articles, sections, subsections, paragraphs, subparagraphs, or clauses of this Agreement nor in any way affect the terms and conditions hereof.

(b) The necessary grammatical changes required to make the provisions of this Agreement apply in a plural sense, where required, or to a particular gender shall, in all instances, be assumed as though in each case fully expressed.

(c) Each party to this Agreement has actively participated in the negotiations, drafting, and preparation of this Agreement and, as a result, this Agreement shall not be construed in favor of or against any party.

(d) Words such as “herein”, “hereof’, “hereby”, and “hereunder”, when used in this Agreement shall refer to this Agreement and all Exhibits to this Agreement as a whole unless a specific provision of this Agreement is expressly identified.

(e) For purposes of this Agreement the word “person” shall be all-inclusive and shall mean and include any individual, corporation, partnership, limited partnership, limited- liability company, association, estate, trust, or other entity, however denominated.

(f) For purposes of this Agreement the term “affiliate” of a specified person shall mean any person (i) that, directly or indirectly (through one or more intermediaries or otherwise), controls, is controlled by, or under common control with such specified person; (ii) that is a director, officer, trustee or employee of either such specified person or another person that constitutes an affiliate of such specified person; (iii) of which either such specified person or another person that constitutes an affiliate of such specified person serves as a director, officer, trustee, or employee; or (v) who is a spouse, father, mother, son, daughter, brother, sister, uncle, aunt, nephew or niece of such specified person or of any person described in the preceding clauses (i), (ii) and/or (iii).

(g) The term “and/or” shall be construed both (i) conjunctively to bring within the scope of the list of identified words connected with such connective all identified words as if only the term “and”, by itself was used, and (ii) disjunctively to refer only to each identified word as if only the term “or”, by itself, was used.

(h) A “business day” shall mean any day which is not a Saturday, Sunday or a federal or state legally-recognized holiday in the place of determination.

Section 10.08. Force Majeure. Whenever a day is appointed or a period of time is set forth to perform, accomplish or complete any act or activity, the time (and the time for all subsequent acts and activities) shall be extended by a period of time equal to the number of days during which any Member or Manager is prevented or hampered from performing, accomplishing or completing the act or activity because of any circumstance constituting Force Majeure.

Section 10.09. Joint Ownership of Membership Interest. Intentionally deleted

Section 10.10. Attorney Fees. In the event of any legal action or proceeding brought by any party against another to enforce any provision hereof, for damages by reason of any alleged breach hereunder or for any other remedy, the prevailing party shall be entitled to recover such amounts as a court of competent jurisdiction may adjudge to be reasonable attorney fees for the prevailing party; and such amount shall be included in any judgment rendered in such action or proceeding.

Section 10.11. Partial Invalidity. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant, or condition to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 10.12. Entire Agreement. This Agreement terminates and supersedes all prior and contemporaneous representations, promises, agreements and understandings between the parties hereto. There are no representations, promises, agreements, or understandings, oral or written, express or implied, among the parties other than those set forth or incorporated herein. In entering into this Agreement neither party has relied upon any act or statement of any person or upon any presumption in fact or in law.

Section 10.13. Applicable Law & Jurisdiction. The laws of the State of Nevada shall govern the validity, performance, and enforcement of each and all of the provisions of this Agreement and the respective rights and obligations of the parties relative to the Company and its businesses. The parties agree that any and every proceeding with respect to the performance or enforcement of this Agreement or the rights and obligations of the parties relative to the Company shall be brought in a court of competent jurisdiction located in Clark County, Nevada.

Section 10.14. Full Execution Required. This instrument shall not be effective as a contract between or among any of the parties until duly executed by all the parties.

Section 10.15. Counterparts. This Agreement may be executed in up to two (2) counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Executed counterparts to this Operating Agreement delivered by facsimile or other electronic means shall have the same force and effect as the originals.

The Members have caused this Agreement to be executed on the dates indicated to take effect on and as of the Effective Date.

MEMBERS:

/s/ Robert Hasman
DEP Nevada, Inc.

By:	Robert Hasman, Director

/s/ Steve Menzies
LivFree Wellness LLC

By:	Steve Menzies, Manager

SCHEDULE A

Member	Membership Interest
LivFree Wellness, LLC	50%

DEP Nevada, Inc.	50%